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Exhibit 99.2

The Board of Directors
Digital Fusion, Inc.
5030 Bradford Drive
Building 1, Suite 210
Huntsville, AL 35805

We hereby consent to the inclusion of our opinion letter dated November 20, 2008 to the Board of Directors of Digital Fusion, Inc. (the "Company") as an annex to the proxy statement/prospectus contained in that certain Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission relating to the merger described therein, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the SEC promulgated thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the Regulations.

ISI PARTNERS, LLC
By	/s/ Lawrence E. Wesnosk
Name: Lawrence E. Wesnosk
Title: President

November 21, 2008

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  Exhibit 99.2